EXHIBIT 99.2
NEWS

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(480) 718-6565
Investor Inquiries:	Ed Lang	(480) 627-7128
REPUBLIC SERVICES, INC.
INCREASES QUARTERLY DIVIDEND BY
FIVE PERCENT TO $0.20 PER SHARE
Phoenix, AZ, July 29, 2010 — Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a five percent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.20 per share will be paid on October 15, 2010 to shareholders of record on October 1, 2010.
“Republic has paid down more than $800 million of debt over the past 18 months and we continue to have strong free cash flow,” said James E. O’Connor, Chairman and CEO of Republic Services, Inc. “We have a strong balance sheet and believe that it is extremely important for our stockholders to share in the Company’s success through an increase in our quarterly dividend. This is the sixth time that we have increased our quarterly dividend since the program was introduced in 2003.”
About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com.